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                                                                     Exhibit 5.1
                      [Letterhead of Herzog, Fox & Neeman]


Fundtech Ltd.
Beit Habonim
2 Beit Habonim Street
Ramat Gan 52462 Israel


April 29, 1999

Dear Sir and Madam:


We refer to the Registration Statement on Form S-1 (the "Registration Statement"), filed by Fundtech Ltd. (the "Company") with the Securities and Exchange Commission for the purpose of registering under the United States Securities Act of 1933, as amended, 400,000 Ordinary Shares together with 60,000 additional Ordinary Shares to satisfy over-allotments (together, the "Shares"), to be issued pursuant to an Underwriting Agreement between BancBoston Robertson Stephens Inc., Salomon Smith Barney Inc., CIBC Oppenheimer Corp., Hambrecht & Quist LLC and Lehman Brothers Inc. (collectively, the "Underwriters") and the Company.

As counsel to the Company in Israel, we have examined such corporate records, documents, agreements and such matters of law as we have considered necessary or appropriate for the purpose of rendering this opinion. Upon the basis of such examination, we advise you that in our opinion, the Shares have been duly and validly authorized and, upon payment therefor, will be validly issued, fully paid and nonassessable.

We are members of the Israeli bar, and the opinion expressed herein is limited to questions arising under the laws of the State of Israel, and we disclaim any opinion whatsoever with respect to matters governed by the laws of any other jurisdiction.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to references to this firm under the captions "Enforceability of Civil Liabilities," "Legal Matters" and "Experts" in the Prospectus which is a part of the Registration Statement.

Very truly yours,

/s/ Herzog, Fox & Neeman